Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS NOVEMBER SALES RESULTS

New York, New York – December 2, 2004 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 490 stores, announced that total net sales for the four-week period ended November 27, 2004 increased 2.9% to $92.1 million, as compared to $89.5 million in the prior year period.  Comparable store sales decreased 0.4% for the four-week period, as compared to a comparable store sales increase of 5.9% in the prior year period.

Total net sales for the 43-week year-to-date period ended November 27, 2004 increased 10.7% to $829.3 million, as compared to $749.3 million in the prior year period.  Comparable store sales for the 43-week year-to-date period rose 10.3%, as compared to 4.5% in the prior year.

The Company indicated that it opened 4 new stores in November.  The Company remains on track to have opened a total of 26 new stores in fiscal 2004.  In total, the Company currently operates 490 stores in 44 states.

To listen to New York & Company’s prerecorded November sales message, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv)our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) the effects of government regulation; (xvii) the control of our company by our sponsors and (xviii) other risks and uncertainties as described in our documents filed with the SEC, including our Registration Statement on Form S-1.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 490 retail stores in 44 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.